Exhibit 10.1

SHARE REPURCHASE AGREEMENT

This Share Repurchase Agreement (this “Agreement”) is made as of November 3, 2021, by and between Archaea Energy Inc., a Delaware corporation (the “Company”), LFG Acquisition Holdings LLC, a Delaware limited liability company and subsidiary of the Company (“Opco”), and Aria Renewable Energy Systems LLC, a Delaware limited liability company (“Seller”). Seller, Opco and the Company are referred to herein collectively as the “Parties” and each, individually, as a “Party.”

WHEREAS, as of the date hereof, Seller is the record owner of 21,700,232 shares of the Company’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”), and 21,700,232 Class A units of Opco (“Opco Class A units”), and pursuant to the Second Amended and Restated Limited Liability Company Agreement of Opco (the “Opco LLCA”), at the request of the holder (such request, an “Opco Redemption Request”), each Opco Class A unit may be redeemed for, at Opco’s election, a newly-issued share of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), or a cash payment as set forth therein, and upon redemption of such Opco Class A unit, a share of Class B Common Stock shall be surrendered by the holder and cancelled by the Company;

WHEREAS, Seller desires to sell to the Company, and the Company desires to repurchase from Seller, such shares of Class A Common Stock issued upon the redemption of the Opco Class A units pursuant to such OpCo Redemption Request or Opco Class A Units, as the case may be, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

Article I.
Purchase and Sale

1.1 Purchase and Sale.

(a) The Company shall notify Seller in writing by 5:00 p.m., Eastern Time, each Monday (or if Monday is not a Business Day (as defined below), on the next Business Day), beginning on Monday, November 8, 2021, the amount of cash received by the Company from exercises of its Redeemable Warrants (as defined below) for cash during the immediately preceding calendar week (a “Notice”), provided that the first such Notice shall also include cash received by the Company from exercises of its Redeemable Warrants for cash at any time prior to the immediately preceding calendar week.

(b) Seller shall, promptly after receipt of a Notice, deliver to the Company an Opco Redemption Request for the number of Opco Class A units equal to the amount of cash received by the Company from exercises of its Redeemable Warrants for cash during the immediately preceding calendar week, as indicated in the Notice, divided by $17.65 (rounded down to the nearest whole number), provided that the first such Opco Redemption Request shall be based on all cash received by the Company from exercises of its Redeemable Warrants for cash at any time prior to the immediately preceding calendar week in addition to cash received by the Company from such exercises during the immediately preceding calendar week. Upon receipt of such Opco Redemption Request, Opco shall, promptly and no later than by the end of the Business Day on which such Opco Redemption Request is received by the Company, inform Seller of Opco’s elected settlement method for such redemption. If Opco does not timely inform Seller of such election, Opco shall be deemed to have elected to settle the redemption in shares of Class A Common Stock.

(c) In the event Opco elects to redeem the Opco Class A units specified in such Opco Redemption Request for newly-issued shares of Class A Common Stock (such newly-issued shares, the “Subject Shares”), on the terms and subject to the conditions set forth in this Agreement, Seller shall sell, transfer, convey, assign and deliver to the Company, and the Company shall purchase, accept and assume from Seller (each such transaction, a “Repurchase”), at or before 11:00 a.m., Eastern Time, on the Business Day following receipt of the relevant Opco Redemption Request or such other time as may be agreed to by the Parties pursuant to Section 2.1 hereof (a “Closing Date”), all of Seller’s right, title and interest to the Subject Shares for a purchase price of $17.65 per share (the “Class A Purchase Price”) delivered to the account designated by Seller in Section 2.2 hereof.

(d) In the event Opco elects to redeem the Opco Class A units specified in such Opco Redemption Request for cash in lieu of the applicable number of shares of Class A Common Stock pursuant to Section 3.6(e)(ii) of the Opco LLCA, Seller shall sell, transfer, convey, assign and deliver to the Company, and the Company shall purchase, accept and assume from Seller, such Opco Class A units specified in the Opco Redemption Request, and the Company shall pay on the Closing Date to the account designated by the Seller in Section 2.2 hereof, an amount of cash equal to the Cash Election Amount (as defined in the Opco LLCA) (provided that in no event shall such Cash Election Amount be less than $17.65 per Opco Class A unit) (the “Cash Purchase Price”).

(e) Upon the redemption of any Opco Class A units pursuant to clause (c) or (d) of this Section 1.1, an equal number of shares of Class B Common Stock held by Seller shall be cancelled pursuant to Section 3.6(a) of the Opco LLCA.

1.2 Term. The term of this Agreement (the “Term”) shall commence on November 3, 2021 and end on the date that is one week after the date on which the Company has received all payments from exercises of the Redeemable Warrants for cash (provided that such date is no later than December 14, 2021 unless otherwise agreed to by the Parties).

Article II.
Closing

2.1 Closing. Each closing (a “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Houston, Texas 77002, at 11:00 a.m., Eastern time, on the Business Day following receipt of the relevant Opco Redemption Request, or such other time and place as the Parties may agree in writing, provided that a Closing shall not occur prior to the fulfillment or waiver (in accordance with the provisions hereof) of all of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be fulfilled at or upon the Closing, but subject to the fulfillment or waiver of such conditions).

2.2 Deliveries at Closing. At each Closing, (a) Seller shall deliver to the Company’s transfer agent any instructions, stock powers or other documents, reasonably requested at least three Business Days prior to the Closing (or in the case of the first Closing, at least two Business Days prior to the Closing), to effectuate the relevant Repurchase, and (b) the Company will deliver to Seller the Class A Purchase Price or Cash Purchase Price, as applicable, by wire transfer of immediately available funds to the account designated in writing by Seller at least one Business Day prior to the applicable Closing Date.

Article III.
Representations and Warranties of SelleR

Seller hereby represents and warrants to the Company, as of the date hereof and as of each Closing Date, as follows:

3.1 Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own its assets and to carry on its business as now conducted.

3.2 Authority and Approval. Seller has full limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the obligations hereof to be performed by it. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws (as defined below) affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at Law or in equity).

3.3 No Conflicts. The execution, delivery and performance of this Agreement by Seller does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (a) violate, conflict with, result in any breach of or require the consent of any Person (as defined below) under, any of the terms, conditions or provisions of the governing documents of Seller; (b) conflict with or violate any Law applicable to Seller; or (c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), result in the creation of any Encumbrance (as defined below) on any of Seller’s assets under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which Seller is a party or by which it is bound; except in the case of clauses (b) and (c) for those items that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller’s ability to perform its obligations under this Agreement.

3.4 Ownership of the Subject Shares. As of the date hereof, Seller is the record owner of 21,700,232 shares of Class B Common Stock and 21,700,232 Opco Class A units and will be the record owner of any shares of Class A Common Stock issued by the Company upon redemption of such Opco Class A units and the simultaneous cancellation of the corresponding number of shares of Class B Common Stock pursuant to the terms of the Opco LLCA. Seller has good and marketable title to all such shares of Class B Common Stock and such Opco Class A Units, free and clear of any encumbrances, liens, charges, levies, proxies, voting trusts or agreements, options or rights, understandings or arrangements inconsistent with this Agreement or the transactions contemplated hereby, or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a shareholder in respect of the Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (x) this Agreement, (y) the Stockholders’ Agreement, dated as of September 15, 2021, by and among Seller, the Company and the other parties thereto or (z) any applicable restrictions on transfer under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities Law. Upon a Closing, the Company (or its designee) will own the applicable Subject Shares, free and clear of all Encumbrances.

3.5 No Consents. No consent, approval, permit, governmental or regulatory order, declaration or filing with, or notice to, any Governmental Authority (as defined below) or any third party is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except as has been made or obtained on or prior to the date hereof.

3.6 No Litigation. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Seller, threatened against or by Seller that challenge or seek to prevent, enjoin or could otherwise potentially delay the transactions contemplated by this Agreement.

3.7 Informed Seller.

(a)   Seller has (i) such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of the transactions contemplated by this Agreement and (ii) evaluated the merits and risks of the transactions contemplated by this Agreement based exclusively on its own independent review and consultations with such investment, legal, Tax (as defined below), accounting and other advisors as it deemed necessary, and has made its own decision concerning the transactions contemplated by this Agreement without reliance on any representation or warranty of, or advice from, the Company. Upon each Closing, Seller will be consummating the transactions contemplated by this Agreement with full understanding of the terms, conditions and risks and willingly assumes those terms, conditions and risks.

(b)   Seller has received and carefully reviewed filings of the Company with the U.S. Securities and Exchange Commission (the “SEC”), other publicly available information regarding the Company, and such other information that it and its financial, legal and other advisors deem necessary in connection with Seller’s decision to enter into this Agreement and, upon each Closing, consummate the transactions contemplated by this Agreement. Seller has not requested any advice or other information with respect to the Subject Shares from the Company, its Affiliates (as defined below), or any of its or their respective Representatives (as defined below), and no such information or advice is necessary or desired.

3.8 Broker’s Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Company or Opco could become liable or otherwise obligated.

Article IV.
Representations and Warranties of the COMPANY and opco

Each of the Company and Opco hereby represent and warrant to Seller, as of the date hereof and as of each Closing Date, as follows:

4.1 Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b) Opco is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own its assets and to carry on its business as now conducted.

4.2 Authority and Approval. Each of the Company and Opco has full corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the obligations hereof to be performed by it. This Agreement has been duly executed and delivered by the Company and Opco and, assuming due authorization, execution and delivery of this Agreement by Seller, constitutes the valid and legally binding obligation of the Company and Opco, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at Law or in equity).

4.3 No Conflicts. The execution, delivery and performance of this Agreement by the Company and Opco do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (a) violate, conflict with, result in any breach of or require the consent of any Person (as defined below) under, any of the terms, conditions or provisions of the governing documents of the Company or Opco; (b) conflict with or violate any Law applicable to the Company or Opco; or (c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), result in the creation of any Encumbrance on any of the Company’s or its subsidiaries’ assets under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which the Company or any of its subsidiaries is a party or by which it is bound; except in the case of clauses (b) and (c) for those items that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company’s or Opco’s ability to perform its obligations under this Agreement.

4.4 No Consents. No consent, approval, permit, governmental or regulatory order, declaration or filing with, or notice to, any Governmental Authority or any third party is required to be made or obtained by the Company or Opco in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except as has been made or obtained on or prior to the date hereof.

4.5 No Litigation. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of the Company, threatened against or by the Company or its subsidiaries that challenge or seek to prevent, enjoin or could otherwise potentially delay the transactions contemplated by this Agreement.

4.6 Informed Purchaser.

(a) The Company has (i) such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of the transactions contemplated by this Agreement and (ii) evaluated the merits and risks of the transactions contemplated by this Agreement based exclusively on its own independent review and consultations with such investment, legal, Tax, accounting and other advisors as it deemed necessary, and has made its own decision concerning the transactions contemplated by this Agreement without reliance on any representation or warranty of, or advice from, Seller. Upon each Closing, the Company will be consummating the transactions contemplated by this Agreement with full understanding of the terms, conditions and risks and willingly assumes those terms, conditions and risks.

(b) The Company has not requested any advice or other information with respect to the Subject Shares from Seller, its Affiliates, or any of its or their respective Representatives, and no such information or advice is necessary or desired.

4.7 Solvency. Both immediately prior to and after giving effect to all Repurchases contemplated by this Agreement, (a) the Company and its subsidiaries shall be Solvent (as defined below) and (b) the fair value and present fair saleable value of the Company’s assets exceed its total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) by an amount that exceeds the Company’s statutory capital. For purposes of this Agreement, the term “Solvent” means that, as of the applicable time of determination, the Company and its subsidiaries, taken as a whole, (i) are able to pay their respective debts as they become due; (ii) own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities); and (iii) have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its subsidiaries.

4.8 Broker’s Fees. Neither the Company nor Opco has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or otherwise obligated.

4.9 SEC Filings. All statements, reports, schedules, forms and other documents (including exhibits and all information incorporated by reference) (“SEC Reports”) filed by the Company with the SEC complied in all material respects with the requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act of 2002, as applicable, and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports filed or furnished by the Company with the SEC contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, the Company has timely filed each report, statement, schedule, prospectus and registration statement, as applicable, that the Company was required to file with the SEC.

Article V.
Covenants

5.1 No Inconsistent Arrangements. Except as provided hereunder, neither Party shall, directly or indirectly, take or permit any other action that would in any way restrict, limit or interfere with the performance of such Party’s obligations hereunder or otherwise make any representation or warranty of such Party herein untrue or incorrect (including, for the avoidance of doubt, any transfer, sale, assignment, gift, hedge, or other disposition, directly or indirectly, of the Subject Shares). Any action taken in violation of the foregoing sentence shall be null and void ab initio.

5.2 Litigation. Each Party shall provide such other Party with prompt notice of any claim, action, suit, litigation or proceeding (including any class action or derivative litigation) brought, asserted or commenced by, on behalf of or in the name of, against or otherwise involving either Party relating to this Agreement or any of the transactions contemplated hereby, and shall keep such other Party informed on a reasonably prompt basis with respect to the status thereof. Each Party shall give such other Party the opportunity to participate (at such other Party’s expense) in the defense or settlement of any such litigation, and no such settlement shall be agreed to without such other Party’s prior written consent.

Article VI.
Conditions to Closing

6.1 Mutual Conditions. The respective obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to each Closing, of the following condition, which may, to the extent permitted by applicable Law, be waived in a writing signed by both Seller and the Company, each at its sole discretion:

(a) No Litigation. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

6.2 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to each Closing, of the following conditions, which may, to the extent permitted by applicable Law, be waived in writing by the Company in its sole discretion:

(a) Closing Deliverables. Seller shall deliver to the Company’s transfer agent the closing deliverable(s) set forth in Section 2.2(a) hereof.

(b) Representations and Warranties. The representations and warranties of Seller contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true in all respects) both when made and as of the applicable Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true in all respects) as of such specified date. Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the applicable Closing.

6.3 Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to each Closing, of the following conditions, which may, to the extent permitted by applicable Law, be waived in writing by Seller in its sole discretion:

(a) Closing Deliverables. The Company shall deliver to Seller the closing deliverable set forth in Section 2.2(b) hereof.

(b) Representations and Warranties. The representations and warranties of the Company contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true in all respects) both when made and as of the applicable Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true in all respects) as of such specified date. The Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the applicable Closing.

(c) Exemption from Liability Under Section 16(b). The Company shall deliver to Seller a copy of the resolutions of the Board of Directors of the Company, authorizing this Agreement, the Repurchases and the transactions contemplated hereunder prior to the execution and delivery of this Agreement, in accordance with Rule 16b-3(e) under the Exchange Act, for the purpose of exempting such transactions from Section 16(b) of the Exchange Act, including with respect to Seller’s and its Affiliates’ status as a “director by deputization,” for purposes of Section 16 of the Exchange Act.

Article VII.

Miscellaneous

7.1 Defined Terms. As used herein, the following terms shall have the following meanings:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(b) “Business Day” means any day other than Saturday, Sunday, or any day on which banks located in New York are authorized or required by Law to be closed.

(c) “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

(d) “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction.

(e) “Law” means any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree.

(f) “Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, Governmental Authority or other entity.

(g)   "Redeemable Warrants” means (x) all of the Company’s publicly held warrants to purchase shares of Class A Common Stock, which were issued under the Warrant Agreement, dated October 21, 2020, by and among the Company, Opco and Continental Stock Transfer & Trust Company, as warrant agent, as part of the units sold in the Company’s initial public offering and (y) all of the Company’s warrants to purchase shares of Class A Common Stock that were issued under the Warrant Agreement to Atlas Point Energy Infrastructure Fund, LLC in a private placement simultaneously with the consummation of the Company’s business combination on September 15, 2021.

(h) “Representative” means, with respect to any Person, such Person’s directors, officers, employees, partners, members, shareholders, agents or representatives.

(i) “Tax” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, by contract or otherwise.

7.2 Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

if to the Company:	Archaea Energy Inc.
4444 Westheimer Road, Suite G450
Houston, Texas 77027
Attn: Lindsay Ellis (lellis@archaeaenergy)

with a copy to:	Kirkland & Ellis LLP
609 Main Street, 45th Floor
Houston, Texas 77002
Attn: Matthew R. Pacey (matt.pacey@kirkland.com)

if to Seller:	Aria Renewable Energy Systems LLC
c/o Ares Management LLC
Three Charles River Place, Suite 101
63 Kendrick Street
Needham, MA 02494
Attn: Noah Ehrenpreis (nehrenpreis@aresmgmt.com)

with a copy to:	Orrick Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105
Attn: Matthew Gemello (mgemello@orick.com);
Marsha Mogilevich (mmogilevich@orrick.com)

Notices will be deemed to have been received on the date of receipt (a) if delivered by hand or nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email.

7.3 Termination. This Agreement may only be terminated by (i) mutual written consent of the Parties to terminate this Agreement prior to the end of the Term or (ii) by either Party if such other Party is in breach of the terms of this Agreement if such breach continues unremedied for a period of five calendar days after notice to the breaching Party. Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing in this Section 7.3 shall relieve either Party from liability for fraud or any willful breach of this Agreement prior to the termination hereof and (ii) the provisions of this Article VII shall survive any termination of this Agreement.

7.4 Acknowledgements.

(a) Each Party acknowledges and understands (i) that the other Party and its Affiliates may possess material nonpublic information regarding the Company, its Affiliates and the Subject Shares not known to the other Party that may impact the value of the Subject Shares, including, without limitation, (A) information received by Representatives of the Parties and their respective Affiliates, and (B) information received on a privileged basis from the attorneys and financial advisors representing the Parties and/or their respective Affiliates (collectively, the “Information”); and (ii) the Information, if disclosed to the other Party, could affect such Party’s decision to enter into this Agreement. Seller acknowledges and understands the risks to and disadvantage of Seller due to the disparity of information between Seller, on the one hand, and the Company and Opco, on the other hand.

(b) Notwithstanding the limitations set forth in Section 7.4(a), each Party has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated hereby and each Party has had an opportunity to request information from the other Parties as it deems appropriate.

(c) Each Party agrees that no other Party, such Party’s Affiliates or any of its or their respective Representatives shall have any liability to the Party, its Affiliates or any of its or their respective Representatives whatsoever due to or in connection with the other Party’s and its Affiliates’ use or non-disclosure of the Information or otherwise as a result of the transactions contemplated hereby, and each Party hereby irrevocably waives any claim that it might have based on the failure of the other Parties and their respective Affiliates to disclose the Information.

(d) Each Party acknowledges that (i) the other Parties are relying on its representations, warranties, acknowledgements and agreements in this Agreement as a condition to proceeding with the transactions contemplated hereby and (ii) without such representations, warranties, acknowledgements and agreements, the other Parties would not enter into this Agreement or engage in the transactions contemplated hereby.

7.5 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Any agreement on the part of either Party to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of either Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

7.6 Expenses. The Company shall bear all costs and expenses incurred in connection with the transactions contemplated by this Agreement, provided that the Company shall not be responsible for more than $75,000 in costs and expenses of Seller (including only up to $50,000 in fees and expenses of outside legal counsel selected by Seller and excluding any internal expenses of Seller (including all salaries and expenses of its employees)) unless otherwise agreed to by the Parties.

7.7 Entire Agreement. This Agreement, together with the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

7.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

7.9 Specific Enforcement; Jurisdiction.

(a) The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 7.9(b) hereof, without the necessity of proving the inadequacy of money damages as a remedy (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without such right, neither of the Parties would have entered into this Agreement.

(b) Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware for the purpose of any legal action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each of the Parties hereby irrevocably agrees that all claims with respect to such legal action, suit or proceeding may be heard and determined exclusively in such court. Each of the Parties (i) consents to submit itself to the personal jurisdiction of the courts of the State of Delaware in the event any legal action, suit or proceeding arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any legal action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, on behalf of itself or its property, in accordance with Section 7.2 hereof (provided that nothing in this Section 7.9(b) shall affect the right of either Party to serve legal process in any other manner permitted by applicable Law) and (iv) agrees that it will not bring any legal action, suit or proceeding relating to this Agreement or any of the transactions contemplated hereby in any court other than the courts of the State of Delaware. The Parties agree that a final trial court judgment in any such legal action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict either Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

7.10 Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any legal action, suit or proceeding arising out of this Agreement or any of the transactions contemplated hereby. Each Party (a) certifies that no Representative, agent or attorney of the other Party has represented, expressly or otherwise, that such Party would not, in the event of any legal action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 7.10.

7.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

7.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to either Party.

7.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

7.14 Further Assurances. Each Party will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to perform its obligations under this Agreement. Each Party shall use its reasonable best efforts to take, or cause to be taken, any and all actions and to do, or cause to be done, and to assist such other Party in doing, any and all things, necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

[Remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

THE COMPANY:

ARCHAEA ENERGY, INC.

By:	/s/ Eric Javidi
Name:	Eric Javidi
Title:	Chief Financial Officer

OPCO:

LFG ACQUISITION HOLDINGS LLC

By:	/s/ Eric Javidi
Name:	Eric Javidi
Title:	Chief Financial Officer

SELLER:

Aria Renewable Energy Systems LLC

By:	/s/ Noah Ehrenpreis
Name:	Noah Ehrenpreis
Title:	Vice President & Secretary

Signature Page to Share Repurchase Agreement